
         FORM 4                                                                                            OMB APPROVAL
--------------------                                                                                  ------------------------------

[ ] Check this box if no longer subject to Section                                                    OMB Number:          3235-0287
    16. Form 4 or Form 5 obligations may                                                              Expires:     December 31, 2001
    continue.  See Instruction 1(b).                                                                  Estimated average burden
                                                                                                      hours per response         0.5


                                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                            Washington, D.C. 20549

                                                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940




----------------------------------------- -------------------------------------------- ---------------------------------------------
1. Name and Address of Reporting Person*  2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
                                                                                          Issuer (Check all applicable)
Slaine        Mason             P.           Information Holdings Inc. (IHI)
----------------------------------------- --------------------------------------------
(Last)        (First)          (Middle)   3. IRS or Social   4. Statement for              [X] Director         [X] 10% Owner
                                             Security Number    Month/Year                 [X] Officer (give    [ ] Other (specify
                                             of Reporting                                      title below)         below)
c/o Information Holdings Inc.                Person             January 2001
2777 Summer Street, Suite 209                (Voluntary)
-----------------------------------------                    ------------------------- ---------------------------------------------
            (Street)                                         5. If Amendment, Date of  7. Individual or Joint/Group Filing
                                                                Original (Month/Year)     (Check Applicable Line)
                                                                                       [X] Form filed by One Reporting Person
                                                                                       [ ] Form filed by More than One Reporting
Stamford       Connecticut         06905                                                   Person
----------------------------------------- ------------------ ------------------------- ---------------------------------------------
(City)           (State)            (Zip)

------------------------------------------------------------------------------------------------------------------------------------
                                               Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security (Instr. 3)    2. Trans-    3. Trans-    4. Securities Acquired (A)  5.  Amount of     6. Owner-    7. Nature
                                       action       action       or Disposed of (D)           Securities       ship         of In-
                                       Date         Code         (Instr. 3, 4 and 5)          Beneficially     Form:        direct
                                                  (Instr. 8)                                  Owned at         Direct       Bene-
                                      (Month/                                                 End of           (D) or       ficial
                                       Day/                                                   Month            Indirect     Owner-
                                       Year)                                                  (Instr. 3        (I)          ship
                                                                                              and 4)         (Instr. 4)   (Instr. 4)

                                                ------------ ---------------------------

                                                 Code    V   Amount  (A) or (D)   Price

--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                      1/9/01          S          20,000       D       $24.50                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                      1/9/01          S           1,000       D       $25.00                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                      1/9/01          S           1,000       D       $25.25                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                      1/9/01          S             300       D       $25.50                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                      1/9/01          S             100       D     $25.6875                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (3-99)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.


------------------------------------------------------------------------------------------------------------------------------------
                                               Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.  Title of Security (Instr. 3)    2. Trans-    3. Trans-    4. Securities Acquired (A)  5.  Amount of     6. Owner-    7. Nature
                                       action       action       or Disposed of (D)           Securities       ship         of In-
                                       Date         Code         (Instr. 3, 4 and 5)          Beneficially     Form:        direct
                                                  (Instr. 8)                                  Owned at         Direct       Bene-
                                      (Month/                                                 End of           (D) or       ficial
                                       Day/                                                   Month            Indirect     Owner-
                                       Year)                                                  (Instr. 3        (I)          ship
                                                                                              and 4)         (Instr. 4)   (Instr. 4)

                                                ------------ ---------------------------

                                                 Code    V   Amount  (A) or (D)   Price

--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S           1,000      D        $24.00                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S             700      D      $24.0625                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S             600      D       $24.125                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S           2,300      D      $24.1875                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S           2,200      D        $24.25                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S           1,800      D       $24.375                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S           1,100      D        $24.50                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/10/01        S             700      D       $24.625                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/11/01        S          41,500      D      $24.1875                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/11/01        S           1,400      D        $24.25                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/11/01        S             600      D      $24.3125                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Common Stock                       1/11/01        S          43,900      D       $24.375                         D
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
                                                                                           2,000,000
--------------------------------- ------------- ------  ---  ------  ----------  ------- ----------------- ------------ ------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (3-99)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Potential persons who are to respond to the collection of Information contained in this form are not required to respond unless the form displays a currently valid OMB-control number.



FORM 4 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------------------------------------------------------------------------------------------------
1. Title of           2. Conver-     3.Trans-   4. Transac-   5. Number of     6. Date Exer-      7. Title and Amount of
   Derivative            sion or       action      tion Code     Derivative       cisable and        Underlying Securities
   Security              Exercise      Date        (Instr. 8)    Securities       Expiration         (Instr. 3 and 4)
   (Instr. 3)            Price of      (Month/                   Acquired (A)     Date (Month/
                         Derivative    Day/                      or Disposed      Day/Year)
                         Security      Year)                     of (D)
                                                                 (Instr.3, 4,
                                                                 and 5)





                                                Code     V     (A)     (D)      Date     Expira-               Amount or
                                                                                Exer-     tion       Title     Number of
                                                                               cisable    Date                   Shares
--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------

--------------------- -------------- ---------- ------ ------ ------ --------- -------- --------- ----------- -------------



[CONTINUATION OF THE ABOVE CHART]
--------------------------------------------------------------------
8. Title of     9. Number       10. Owner-       11. Nature
   Derivative      of Deriv-        ship             of In-
   Security        ative            Form             direct
   (Instr. 3)      Secur-           of De-           Bene-
                   ities            rivative         ficial
                   Bene-            Secu-            Owner-
                   ficially         rity:            ship
                   Owned            Direct           (Instr. 4)
                   at               (D) or
                   End              Indi-
                   of               rect (I)
                   Month            (Instr. 4)
                   (Instr. 4)



--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------

--------------- --------------- ---------------- -------------------


Explanation of Responses:


                                                                                     /s/ Mason P. Slaine            February 7, 2001
                                                                                  -------------------------------   ----------------
**  Intentional misstatements or omissions of facts constitute Federal Criminal   **Signature of Reporting Person        Date
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.                                                     SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.